Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon 2022 Revenue Grows 38% to $1.2 Billion

●	Axon Cloud revenue of $368 million up 50% year over year
●	Annual Net Income of $147 million supports Adjusted EBITDA of $232 million
●	Operating cash flow of $235 million; Adjusted free cash flow of $195 million
●	Company projects over $2 billion in 2025 revenue, confidence in sustained CAGR of 20%+

Fellow shareholders,

Axon brought 2022 to a phenomenal close — with demand for our mission-driven public safety solutions fueling Q4 revenue growth above 50%, and financial discipline supporting our fourth consecutive quarter of GAAP profitability. The year was headlined by the launch of our moonshot goal, the continued advancement of our mission to protect life, and disciplined execution across the board.

Underpinning Axon’s success is a culture of continuous innovation and improvement, an inspiring mission that attracts top technology talent from around the globe, and an expanding suite of modern public safety solutions that meets the real needs of the public.

We are pleased to deliver this letter with a look back on 2022, an update on the market opportunity in front of us and view of our roadmap ahead, including the introduction of our goals for 2025.

Key 2022 Takeaways

Our teams brought Axon to new heights in 2022 with the following major accomplishments:

●	Strong financial results: In 2022, Axon delivered record revenue growth of 38% to $1.19 billion and net income of $147 million (12.4% net income margin), supporting Adjusted EBITDA of $232 million, or 19.5% margin.
●	Stand-out SaaS performance: The Axon Cloud software suite continues to be our top growth-driver, with revenue up approximately 50% in 2022 on top of 38% growth the year before, and making up an increasing share of our business. Axon Cloud revenue of $368 million represented 31% of total revenue, and drove 45% Annual Recurring Revenue growth to $473 million.
●	Compelling Adjusted Free Cash Flow of $195 million: Full year operating cash flow of $235 million supported adjusted free cash flow generation of $195 million, exceeding the upper end of our guidance of $145 million.
●	Strengthened balance sheet with convertible notes offering: In Q4 2022, we successfully completed our first-ever debt raise, with total net proceeds of approximately $603 million. A powerful combination of timing, market demand and the underlying health of our business, allowed us to be opportunistic and strengthen our capital structure at a low cost of capital. Year-end cash, cash equivalents and investments of more than $1 billion provide us with meaningful capital allocation optionality looking forward.
●	Deepened management bench: In 2022, we made a number of strategic changes to our bench, including the appointment of Axon veterans Josh Isner to COO and Jeff Kunins to CPO & CTO, as well as the addition of Brittany Bagley as our new CFO & CBO. We are confident that we have assembled a visionary team to lead the company’s next chapter of growth.
●	Launched moonshot goal: Axon is joining forces with law enforcement and community leaders in a moonshot goal to cut gun-related deaths between police and the public in half over the next 10 years. In announcing this goal, Axon pointed to the relevance of our R&D product roadmap of hardware devices and SaaS software solutions. We are committed to investing in the technology, training and data that will help achieve better outcomes and deepen trust between law enforcement and communities.

On the heels of an exceptional 2022, we started the new year by unveiling our first major technology advancement since announcing our moonshot goal. To that end, the historic launch of the TASER 10 device, discussed in detail below, is ushering in a new era in less-lethal technology, and deepening Axon’s relationships with customers globally.

2025 target model

With our strong foundation of operational excellence to date, estimates regarding the durable nature of our business and our estimates with respect to the runway in front of us, we are positioned to drive solid top and bottom-line growth, generate significant cash flow and create meaningful value for our shareholders over our planning horizon, and are introducing the following financial goals.

●	In 2025, we aspire to achieve:
o	Revenue of at least $2 billion, reflecting a 20%+ top-line annual growth rate;
o	Adjusted EBITDA margins of approximately 25%, representing about 500 basis points of improvement over three years;
o	Strong cash generation, with adjusted free cash flow conversion on Adjusted EBITDA of at least 60%, as we continue to invest to support global scale;
o	Reduced dilution related to stock-based compensation. We continue to work through already granted equity vesting and exercises which can result in uneven annual levels of dilution, and we are targeting a CAGR for annual dilution of approximately 3% for 2025 and beyond as we work through already granted equity vesting and exercises.

We provide Adjusted EBITDA margin guidance, rather than net income margin guidance, and adjusted free cash flow conversion on Adjusted EBITDA, rather than cash flow from operations conversion on net income, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on strategic investments, which affect net income but not Adjusted EBITDA and adjusted free cash flow but not cash flow from operations. We are unable to reasonably estimate the impact of such expenses, if any, on net income and adjusted free cash flow. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA or projected cash flow from operations to free cash flow.

Large and underpenetrated total addressable market

(1)	Our Total Addressable Market (TAM) methodology estimates annual potential spending on Axon products by considering total possible users in regions and markets we are selling into or that we intend to sell into in the near future (in each case), based on publicly available user data by job category from US Bureau of Labor Statistics and other public sources, as well as current annual subscription pricing for existing products and estimated annual pricing for future products, based on an analysis of market-supported pricing. Note that with Axon’s integrated bundles, under ASC 606, product (hardware) revenue is recognized upon shipment to the customer and service (software) revenue is recognized over time as a time-based obligation to the customer. The TAM, as presented, shows potential annual subscription spending. Subscription spending equals revenue recognized over the life of a multi-year contract, but spending and revenue do not always match up in the same year due to the timing difference between subscription-based payments and revenue recognition. The Digital Evidence Management TAM products include Axon Evidence licenses and storage for both 1P and 3P devices. “Added software” includes Auto-Tagging, Redaction, Third-Party Video Playback, Performance, Community Request, My90 and Axon Fleet software, including ALPR.

Axon is executing against a $50 billion total addressable market. Our four key customer categories of US state and local governments, the US federal government, international governments and commercial enterprises comprise $45 billion, of that TAM, and grew ~33% over our 2021 published estimate.

The largest growth drivers in our updated analysis reflect TAM expansion in Axon’s key customer categories of state and local law enforcement and the US federal government, as well as key product categories, encompassing camera devices, TASER devices and robotic security, including Axon Air. We have reframed our expectations on the market size of the consumer personal protection market — from $18 billion down to less than $5 billion — to better reflect our near-term focus on the significant opportunity we have in our core.

Against the backdrop of this large and growing TAM and our ability to deliver solutions that solve real world challenges, which are more in demand than ever before, we are embarking upon our next chapter of growth with commitment, passion and an unwavering sense of purpose.

We encourage you to check out our latest investor relations presentation at investor.axon.com.

Select product advancements

Introducing TASER 10

Axon CEO and Founder Rick Smith first introduced TASER devices to the world 30 years ago — and we are proud to have had advanced less-lethal technology ever since.

In 2018, Axon introduced TASER 7 — the most innovative less-lethal weapon to date. And in 2020, we made the strategic decision to accelerate our investment in further advancing this technology to better serve public safety and communities.

Over the course of 2021 and 2022, we invested about $100 million in TASER segment research and development. We are incredibly proud of the results.

On January 24, 2023, Axon unveiled TASER 10 — a game-changing, life-saving weapon that is a feat of human ingenuity and engineering. TASER 10 represents a giant leap in innovation, with several step-function improvements compared to previous versions.

TASER 10 is the most sophisticated, accurate and effective TASER energy weapon to date. Future generations may simply take for granted the existence of this less-lethal technology — as if it had always existed — and like with all technological advancements that drive society forward, that is our aim. We are proud to be innovative category creators.

Major new advancements that TASER 10 delivers, include:

●	Individually targeted probes. A key improvement for TASER 10 is the individually targeted probes. Each probe comes in a single cartridge with its own dedicated propellant. This allows each probe to be precisely targeted and individually deployed, with officers controlling their own probe spread.
●	The ability to deploy up to 10 probes compared with four probes previously. With 10 opportunities to deploy a cartridge probe, the calculated probability of an officer obtaining a sufficient electrical connection is approximately 98%, based on data from TASER X2 deployments in the UK. We are still evaluating field data, however we believe we will see dramatically higher effectiveness rates.
●	A longer range of up to 45 feet (13.7 m), compared with only 25 feet (7.6 m) previously. This provides more time and distance for the officer, which allows greater opportunity for de-escalation and may avoid the need for lethal force.

“As public servants, our goal is never to bring harm to anyone in a difficult situation. The TASER 10 adds a new level of confidence for our deputies when intervention is required to ensure that they can de-escalate with accuracy and enhanced safety. I believe that the TASER 10 will play a key role in reducing situations where our deputies may otherwise have to resort to lethal options, and we believe that the TASER 10 will serve as a key tool to continue to keep our communities safe.” —Dennis Lemma, Sheriff at the Seminole County Sheriff's Office in Sanford, Fla., and a key agency in Axon's TASER 10 evaluation program

We expect the TASER 10 platform to be gross margin neutral once we are at scale, beginning in the second half of 2023. And we expect TASER 10 to support expanding TASER segment gross margins over time. Bundled pricing on TASER 10 starts at $50 per user per month, on a five-year contract, and extends to our $299 per user per month highest tier Officer Safety Plan bundle, which also includes body cameras and a suite of SaaS cloud-software features. The TASER 10 magazine holds 10 cartridges each containing a single probe, wire bundle and propellant. Following a deployment, unspent cartridges are still usable and the user can easily replace spent cartridges, which are typically included as part of customers’ subscription bundles.

Axon Cloud achieves FedRAMP High

In November, the US General Services Administration upgraded Axon Cloud to FedRAMP High — its highest level security certification. This change allows Axon’s government customers to store the most sensitive, unclassified data handled by federal civilian agencies.

Previously, Axon’s FedRAMP status was Moderate. US Axon FedCloud offerings include Axon Evidence, Axon Respond, and Axon Records, and also act as the core control center over Axon devices and client applications. Axon FedCloud is currently used by multiple agencies across the federal sector, including the United States Department of Homeland Security, the Department of Justice and the Department of Interior.

In 2023, we have increased our Federal total addressable market estimate from $8.9 billion to $10.3 billion, due to our ability to deliver against the complex requirements our solutions need to meet to serve this market at scale.

“We are proud to be leaders in data security, which is an ongoing challenge across the federal sector. There is a constant need to ensure sensitive information is protected across agencies and administrations as the government securely conducts business. Axon is proud to serve the US government in this capacity and we continue to deepen our trusted relationships with federal agencies who see the value in our products, mission, and commitment to law enforcement and communities.” —Richard Coleman, President of Axon Federal

Summary of Q4 2022 results

●	Q4 2022 revenue of $336 million grew 54% year over year, led by 66% growth in our domestic business, driven by demand for our premium products and bundles. Q4 2022 revenue included $8.5 million in previously underreported Axon Cloud revenue related to software and professional services in prior periods, and accounted for approximately 4% of the year-over-year growth.
●	Total company gross margin of 61.2% in Q4 2022 was in line with our expectations, and reflects the positive impact of previously underreported software revenue and our renewed agreement with Microsoft Azure, offset by a higher mix of Axon Fleet hardware shipments, which more than doubled year over year.
●	Operating expenses for the quarter of $183 million included $30 million in stock-based compensation expenses.
o	SG&A of $114 million included $15 million in stock-based compensation expenses.
o	R&D of $69 million included $15 million in stock-based compensation expenses.
●	Our quarterly net income of $29 million, or $0.40 per diluted share, supported non-GAAP net income of $51 million, or $0.70 per diluted share. Our full year net income of $147 million reflects a net income margin of 12.4%.
●	Adjusted EBITDA was $232 million for the full year and $66 million in Q4 2022. Expense controls, offset by mix and inflation-driven gross margin pressure throughout the year, drove full year Adjusted EBITDA margin of 19.5%.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio.

●	In the fourth quarter, cash flow from operations of $131 million supported free cash flow generation of $119 million and adjusted free cash flow generation of $122 million. We define adjusted free cash flow as operating cash flow less capital expenditures and purchases of intangible assets. Adjusted free cash flow excludes campus investments.
●	For the full year, we generated $235 million in cash flow from operations, and $195 million in adjusted free cash flow, representing an 84% adjusted free cash flow conversion on Adjusted EBITDA of $232 million, compared with 2021 adjusted free cash flow of $85 million, at a 47% conversion.
●	As of December 31, 2022, Axon had $1.09 billion in cash, equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $402 million. Axon’s net cash position grew $31 million sequentially and was roughly flat year over year, even after investing $83 million in acquisitions and strategic investments.
o	In connection with the completion of our Q4 2022 convertible notes offering, we were pleased with our successful efforts to both minimize equity dilution and achieve a cash coupon of only 0.50%. Because we committed to repaying the principal in cash (rather than shares) and purchased a call spread to limit potential dilution, we expect zero effective dilutive impact until our share price is greater than $338.86, and notably, any dilution would not be realized until the bonds mature in five years from issuance (unless we call them sooner). At a share price of $340, the dilutive impact would be about 10,000 shares, and at a share price of $500, the dilutive impact would remain below 1 million shares. For a worksheet, please visit the following link:
◾	https://filecache.investorroom.com/mr5ir_axon/364/Convertible_Senior_Notes_Dilutive_Impact_February_2023.pdf

Financial commentary by segment:

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 DEC 2022	30 SEP 2022	31 DEC 2021	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$113,538	$95,740	$68,668	18.6%		65.3%
Axon Cloud gross margin	75.5%	74.1%	74.3%	140	bp	120	bp

Sensors and Other net sales	$85,867	$71,131	$45,001	20.7%		90.8%
Sensors and Other gross margin	41.5%	43.3%	39.3%	(180)	bp	220	bp
●	Axon Cloud revenue growth of 65% reflects strong domestic demand for our software-heavy premium integrated bundles and healthy momentum in our digital evidence management, productivity and real-time operations platforms. Axon Cloud revenue of $114 million includes $8.5 million in previously underreported software and professional services revenue from prior periods, accounting for 12% of the annual growth.
●	Axon Cloud gross margin of 75.5% included 120 basis points of benefit from previously underreported revenue. Axon Cloud gross margin also includes the low-to-no margin professional services costs of teams who help our customers deploy Axon’s solutions. The software-only revenue in this segment, which is annually recurring and includes cloud storage and compute costs, has consistently exceeded our gross margin target of 80%.
●	Sensors & Other revenue growth of 91% year over year reflected strength in shipments of Axon Fleet in-car cameras, followed by larger body-camera shipment volumes. Strong Axon Fleet shipments reflect both high demand for the hardware platform as well as our execution against inventory constraints to better fulfill growing demand backlog.
●	Sensors & Other gross margin was 41.5%, reflecting hardware shipment mix.

TASER

	THREE MONTHS ENDED			CHANGE
	31 DEC 2022	30 SEP 2022	31 DEC 2021	QoQ		YoY
	(in thousands)
Net sales	$136,737	$144,883	$103,909	(5.6)%		31.6%
Gross margin	61.6%	63.1%	63.9%	(150)	bp	(230)	bp

●	TASER segment revenue growth of 32% in Q4 2022 was driven by strong demand for our TASER 7 platform, as well as expanding sales related to training and VR.
●	TASER segment gross margin declined 150 basis points from Q3 2022. The quarter on quarter decline can primarily be traced to year-end inventory adjustments and component cost inflation.

Forward-looking performance indicators

	31 DEC 2022	30 SEP 2022	30 JUN 2022	31 MAR 2022	31 DEC 2021
	($ in millions)
Annual recurring revenue (1)	$473	$403	$368	$348	$327
Net revenue retention (2)	121%	120%	119%	119%	119%
Total company future contracted revenue (2)	$4,647	$3,730	$3,330	$2,970	$2,802
Percentage of TASER devices sold on a recurring payment plan	79%	63%	76%	45%	65%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 45% year over year to $473 million, bolstered by sales of our premium bundles and strong reception of our new products, including Axon Fleet with automatic license plate reading software and virtual reality.
●	Net revenue retention was 121% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions.
●	Total company future contracted revenue grew to $4.6 billion. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years. This metric is also known as “remaining performance obligations.”
●	The percentage of TASER devices sold on a subscription was 79% in the quarter. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

2023 Outlook

The following forward-looking statements reflect Axon expectations as of February 28, 2023, and are subject to risks and uncertainties.

●	Axon expects to deliver revenue growth of approximately 20% in 2023, or revenue of at least $1.43 billion.
●	We are targeting 2023 Adjusted EBITDA margin of 20%, which implies $286 million in Adjusted EBITDA.
o	We are increasing our focus on both gross margins and Adjusted EBITDA margins, in addition to total Adjusted EBITDA dollars, to ensure we deliver leverage on our sales growth, while still investing for the future.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on strategic investments, which affect net income but not Adjusted

EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be approximately $140 million for the full year. Because our stock-based compensation expense may vary based on changes in the actual timing of attainment of certain operational or market capitalization metrics, it is inherently difficult to forecast future stock-based compensation expense.
●	We expect 2023 CapEx to be in the range of $50 million to $65 million, including investments in:
o	TASER 10 automation and capacity expansion, including cartridge capacity and lab enhancements.
o	Global facility build-out and upgrades, including warehousing support for global shipping, and facilities in Germany, the UK, Vietnam, India and Australia.

Thank you for investing in our mission.

-The Axon team

Quarterly conference call and webcast

We will host our Q4 2022 earnings conference call webinar on Tuesday, February 28, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon’s investor relations website at https://investor.axon.com, or can be accessed directly via https://axon.zoom.us/j/98164681437

Statistical Definitions

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments – meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of December 31, 2022. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and pre-tax certain other items (identified and listed below in the reconciliation).
o	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gain/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body-worn cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Air, Axon Body, Axon Evidence, Axon Fleet, Axon Respond, TASER, TASER 7, TASER 10, X2, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. © 2023 Axon Enterprise, Inc. All rights reserved.

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; the fulfillment of bookings; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2023 full year revenue, gross margin, stock-based compensation expense, adjusted EBITDA, adjusted EBITDA margin, and capital expenditures; our 2025 target revenue, adjusted EBITDA margin, and adjusted free cash flow conversion; future average annual dilution; statements regarding our TAM; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10 K for the year ended December 31, 2021 and the soon-to-be-filed Form 10-K for the year ended December 31, 2022. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of product mix on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10 K that we filed with the Securities and Exchange Commission ("SEC") on February 25, 2022 lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10 K, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10 Q, 8 K and 10 K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its federal court constitutional case against the Federal Trade Commission (FTC) while the FTC's separate antitrust administrative action against the company regarding its 2018 acquisition of Vievu LLC remains stayed.

In January 2022, the U.S. Supreme Court accepted review of an important jurisdictional issue raised by Axon’s constitutional challenges to the FTC’s administrative structure and procedures. The high Court’s action is a critical first step for all businesses seeking to vindicate their constitutional rights and hold government regulators accountable. Oral argument occurred at the Supreme Court on November 7, 2022. A decision is expected before June 2023. Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

Parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Investor Relations via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022	30 SEP 2022	31 DEC 2021	31 DEC 2022	31 DEC 2021
Net sales from products	$214,735	$210,398	$145,409	$801,388	$608,525
Net sales from services	121,407	101,356	72,169	388,547	254,856
Net sales	336,142	311,754	217,578	1,189,935	863,381
Cost of product sales	102,641	93,724	64,845	363,219	260,098
Cost of service sales	27,822	24,773	17,672	98,078	62,373
Cost of sales	130,463	118,497	82,517	461,297	322,471
Gross margin	205,679	193,257	135,061	728,638	540,910
Operating expenses:
Sales, general and administrative	114,418	102,023	111,453	401,575	515,007
Research and development	68,720	59,127	50,674	233,810	194,026
Total operating expenses	183,138	161,150	162,127	635,385	709,033
Income (loss) from operations	22,541	32,107	(27,066)	93,253	(168,123)
Interest and other income (expense), net	12,189	(11,249)	(10,148)	103,265	26,748
Income (loss) before provision for income taxes	34,730	20,858	(37,214)	196,518	(141,375)
Provision for (benefit from) income taxes	5,555	8,727	(23,706)	49,379	(81,357)
Net income (loss)	$29,175	$12,131	$(13,508)	$147,139	$(60,018)
Net income (loss) per common and common equivalent shares:
Basic	$0.41	$0.17	$(0.19)	$2.07	$(0.91)
Diluted	$0.40	$0.17	$(0.19)	$2.03	$(0.91)
Weighted average number of common and common equivalent shares outstanding:
Basic	71,270	71,107	69,310	71,093	66,191
Diluted	72,976	72,525	69,310	72,534	66,191

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 DEC 2022			30 SEP 2022			31 DEC 2021
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$128,868	$85,867	$214,735	$139,267	$71,131	$210,398	$100,408	$45,001	$145,409
Net sales from services (2)	7,869	113,538	121,407	5,616	95,740	101,356	3,501	68,668	72,169
Net sales	136,737	199,405	336,142	144,883	166,871	311,754	103,909	113,669	217,578
Cost of product sales	52,447	50,194	102,641	53,422	40,302	93,724	37,539	27,306	64,845
Cost of service sales	—	27,822	27,822	—	24,773	24,773	—	17,672	17,672
Cost of sales	52,447	78,016	130,463	53,422	65,075	118,497	37,539	44,978	82,517
Gross margin	84,290	121,389	205,679	91,461	101,796	193,257	66,370	68,691	135,061
Gross margin %	61.6%	60.9%	61.2%	63.1%	61.0%	62.0%	63.9%	60.4%	62.1%

Research and development	14,531	54,189	68,720	13,864	45,263	59,127	14,104	36,570	50,674

	TWELVE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022			31 DEC 2021
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$511,010	$290,378	$801,388	$426,916	$181,609	$608,525
Net sales from services (2)	20,556	367,991	388,547	10,011	244,845	254,856
Net sales	531,566	658,369	1,189,935	436,927	426,454	863,381
Cost of product sales	194,957	168,262	363,219	149,739	110,359	260,098
Cost of service sales	—	98,078	98,078	145	62,228	62,373
Cost of sales	194,957	266,340	461,297	149,884	172,587	322,471
Gross margin	336,609	392,029	728,638	287,043	253,867	540,910
Gross margin %	63.3%	59.5%	61.2%	65.7%	59.5%	62.7%

Research and development	51,607	182,203	233,810	46,136	147,890	194,026

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	31 DEC	31 DEC	Unit	Percent	31 DEC	31 DEC	Unit	Percent
	2022	2021	Change	Change	2022	2021	Change	Change
TASER 7	34,530	12,927	21,603	167.1%	139,217	90,348	48,869	54.1%
TASER X26P	3,737	8,246	(4,509)	(54.7)	22,651	30,083	(7,432)	(24.7)
TASER X2	4,056	14,432	(10,376)	(71.9)	13,927	38,620	(24,693)	(63.9)
TASER Consumer devices	4,685	8,733	(4,048)	(46.4)	23,223	26,958	(3,735)	(13.9)
Cartridges	1,527,929	1,194,867	333,062	27.9	5,635,369	4,945,927	689,442	13.9
Axon Body	60,018	31,749	28,269	89.0	253,501	181,663	71,838	39.5
Axon Flex	567	1,027	(460)	(44.8)	6,018	7,828	(1,810)	(23.1)
Axon Fleet	10,109	4,609	5,500	119.3	24,344	11,264	13,080	116.1
Axon Dock	11,644	4,959	6,685	134.8	28,844	25,584	3,260	12.7

Effective in Q1 2023, we will be retiring unit disclosures on a product-specific level, which is a reporting practice that began when Axon's annual revenue was less than $200 million. These unit disclosures no longer reflect how we manage the business. We will continue to provide detailed, transparent and relevant disclosures regarding the health of our business and will introduce updated disclosures in Q1 that we believe will be helpful to investors in evaluating our business and measuring our success going forward.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022	30 SEP 2022	31 DEC 2021	31 DEC 2022	31 DEC 2021
EBITDA and Adjusted EBITDA:
Net income (loss)	$29,175	$12,131	$(13,508)	$147,139	$(60,018)
Depreciation and amortization	6,210	6,206	5,274	24,381	18,694
Interest expense	474	3	1	488	28
Investment interest income	(4,614)	(1,098)	(353)	(4,782)	(1,511)
Provision for (benefit from) income taxes	5,555	8,727	(23,706)	49,379	(81,357)
EBITDA	$36,800	$25,969	$(32,292)	$216,605	$(124,164)

Adjustments:
Stock-based compensation expense	$31,722	$28,204	$41,110	$106,176	$303,331
Realized and unrealized (gains) losses on strategic investments and marketable securities, net (1)	(6,445)	11,338	11,160	(98,943)	(23,035)
Transaction costs related to strategic investments and acquisitions	64	469	1,180	2,368	2,068
Loss on disposal and abandonment of intangible assets	42	20	16	110	146
Loss on disposal and impairment of property, equipment and other assets, net	3,488	1,775	18	5,452	92
Costs related to FTC litigation	250	—	119	545	741
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	9,195	—	18,933
Adjusted EBITDA	$65,921	$67,775	$30,506	$232,313	$178,112
Net income (loss) as a percentage of net sales	8.7%	3.9%	(6.2)%	12.4%	(7.0)%
Adjusted EBITDA as a percentage of net sales	19.6%	21.7%	14.0%	19.5%	20.6%

Stock-based compensation expense:
Cost of product and service sales	$1,276	$1,157	$1,405	$4,607	$5,844
Sales, general and administrative	15,441	14,268	27,740	51,301	238,813
Research and development	15,005	12,779	11,965	50,268	58,674
Total	$31,722	$28,204	$41,110	$106,176	$303,331

(1)	Includes unrealized gains of $136.9 million and unrealized losses of $38.0 million for the twelve months ended December 31, 2022. Includes unrealized gains of $28.5 million, unrealized losses of $17.8 million and realized gain of $12.3 million for the twelve months ended December 31, 2021.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022	30 SEP 2022	31 DEC 2021	31 DEC 2022	31 DEC 2021
Non-GAAP net income:
GAAP net income (loss)	$29,175	$12,131	$(13,508)	$147,139	$(60,018)
Non-GAAP adjustments:
Stock-based compensation expense	31,722	28,204	41,110	106,176	303,331
Realized and unrealized (gains) losses on strategic investments and marketable securities, net (1)	(6,445)	11,338	11,160	(98,943)	(23,035)
Transaction costs related to strategic investments and acquisitions	64	469	1,180	2,368	2,068
Loss on disposal and abandonment of intangible assets	42	20	16	110	146
Loss on disposal and impairment of property, equipment and other assets, net	3,488	1,775	18	5,452	92
Costs related to FTC litigation	250	—	119	545	741
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	9,195	—	18,933
Income tax effects	(7,276)	(10,409)	(15,605)	(3,936)	(75,276)
Non-GAAP net income	$51,020	$43,528	$33,685	$158,911	$166,982

Diluted income (loss) per common share
GAAP	$0.40	$0.17	$(0.19)	$2.03	$(0.91)
Non-GAAP	$0.70	$0.60	$0.46	$2.19	$2.35

Diluted weighted average shares outstanding
GAAP	72,976	72,525	69,310	72,534	66,191
Non-GAAP (2)	72,976	72,525	72,682	72,534	71,066

(1)	Includes unrealized gains of $136.9 million and unrealized losses of $38.0 million for the twelve months ended December 31, 2022. Includes unrealized gains of $28.5 million, unrealized losses of $17.8 million and realized gain of $12.3 million for the twelve months ended December 31, 2021.
(2)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 DEC 2022	31 DEC 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$353,684	$356,332
Marketable securities	39,240	72,180
Short-term investments	581,769	14,510
Accounts and notes receivable, net	358,190	320,819
Contract assets, net	196,902	180,421
Inventory	202,471	108,688
Prepaid expenses and other current assets	73,022	56,540
Total current assets	1,805,278	1,109,490

Property and equipment, net	169,843	138,457
Deferred tax assets, net	156,866	127,193
Intangible assets, net	12,158	15,470
Goodwill	44,983	43,592
Long-term investments	156,207	31,232
Long-term notes receivable, net	5,210	11,256
Long-term contract assets, net	45,170	29,753
Strategic investments	296,563	83,520
Other long-term assets	159,616	98,247
Total assets	$2,851,894	$1,688,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	59,918	32,220
Accrued liabilities	155,934	103,707
Current portion of deferred revenue	360,037	265,591
Customer deposits	20,399	10,463
Other current liabilities	6,358	6,540
Total current liabilities	602,646	418,521

Deferred revenue, net of current portion	248,003	185,721
Liability for unrecognized tax benefits	10,745	3,797
Long-term deferred compensation	6,285	5,679
Deferred tax liability, net	1	811
Long-term lease liabilities	37,143	20,440
Convertible notes, net	673,967	—
Other long-term liabilities	4,613	5,392
Total liabilities	1,583,403	640,361

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,174,594	1,095,229
Treasury stock	(155,947)	(155,947)
Retained earnings	257,022	109,883
Accumulated other comprehensive loss	(7,179)	(1,317)
Total stockholders’ equity	1,268,491	1,047,849
Total liabilities and stockholders’ equity	$2,851,894	$1,688,210

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022	30 SEP 2022	31 DEC 2021	31 DEC 2022	31 DEC 2021
Cash flows from operating activities:
Net income (loss)	$29,175	$12,131	$(13,508)	$147,139	$(60,018)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,210	6,206	5,274	24,381	18,694
Amortization of debt issuance cost	198	—	—	198	—
Coupon interest expense	211	—	—	211	—
Purchase accounting adjustments to goodwill	—	—	—	58	—
Loss on disposal and abandonment of intangible assets	42	20	16	110	146
Loss on disposal and impairment of property, equipment and other assets, net	3,488	1,775	18	5,452	92
Realized and unrealized (gains) loss on strategic investments and marketable securities, net	(6,445)	11,338	11,160	(98,943)	(23,035)
Stock-based compensation	31,722	28,204	41,110	106,176	303,331
Deferred income taxes	(8,259)	4,299	(22,410)	22,090	(81,303)
Unrecognized tax benefits	(44)	(376)	(783)	3,475	(706)
Bond amortization	(1,402)	(362)	611	(1,463)	5,217
Noncash lease expense	1,728	1,718	1,486	6,725	5,573
Provision for expected credit losses	130	386	(829)	699	(214)
Change in assets and liabilities:
Accounts and notes receivable and contract assets	41,818	(34,799)	(87,675)	(73,228)	(205,769)
Inventory	(29,720)	(19,158)	(15,118)	(95,987)	(18,272)
Prepaid expenses and other assets	(34,336)	(15,183)	(11,252)	(52,207)	(40,158)
Accounts payable, accrued and other liabilities	52,073	4,115	16,773	80,757	45,301
Deferred revenue	44,531	40,587	88,057	159,718	175,615
Net cash provided by operating activities	131,120	40,901	12,930	235,361	124,494
Cash flows from investing activities:
Purchases of investments	(570,232)	(85,902)	—	(764,374)	(362,479)
Proceeds from call / maturity of investments	56,653	6,012	219,445	72,138	718,617
Exercise of warrants from strategic investments	—	—	—	(6,555)	—
Proceeds from sale of strategic investments	—	—	—	—	14,546
Purchases of property and equipment	(11,584)	(14,371)	(13,385)	(55,802)	(49,886)
Purchases of intangible assets	(114)	(89)	(235)	(307)	(392)
Proceeds from disposal of property and equipment	61	135	12	287	43
Strategic investments	(3,750)	(9,000)	(25,000)	(74,250)	(45,500)
Business acquisition, net of cash acquired	—	—	(21,693)	(2,104)	(22,393)
Net cash provided by (used in) investing activities	(528,966)	(103,215)	159,144	(830,967)	252,556
Cash flows from financing activities:
Net proceeds from equity offering	—	—	(101)	(74)	105,514
Proceeds from options exercised	—	—	51,614	—	51,614
Income and payroll tax payments for net-settled stock awards	(2,479)	(72)	(148,792)	(4,870)	(331,309)
Net proceeds from issuance of convertible senior notes	673,769	—	—	673,769	—
Proceeds from issuance of warrants	124,269	—	—	124,269	—
Purchase of convertible note hedge	(194,994)	—	—	(194,994)	—
Net cash provided by (used in) financing activities	600,565	(72)	(97,279)	598,100	(174,181)
Effect of exchange rate changes on cash and cash equivalents	3,403	(2,873)	(155)	(3,380)	(1,982)
Net increase (decrease) in cash and cash equivalents and restricted cash	206,122	(65,259)	74,640	(886)	200,887
Cash and cash equivalents and restricted cash, beginning of period	149,430	214,689	281,798	356,438	155,551
Cash and cash equivalents and restricted cash, end of period	$355,552	$149,430	$356,438	$355,552	$356,438

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2022	30 SEP 2022	31 DEC 2021	31 DEC 2022	31 DEC 2021
Net cash provided by operating activities	$131,120	$40,901	$12,930	$235,361	$124,494
Purchases of property and equipment	(11,584)	(14,371)	(13,385)	(55,802)	(49,886)
Purchases of intangible assets	(114)	(89)	(235)	(307)	(392)
Free cash flow, a non-GAAP measure	$119,422	$26,441	$(690)	$179,252	$74,216
Net campus investment	2,724	4,415	3,391	15,899	10,297
Adjusted free cash flow, a non-GAAP measure	$122,146	$30,856	$2,701	$195,151	$84,513

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 DEC 2022	31 DEC 2021
	(Unaudited)
Cash and cash equivalents	$353,684	$356,332
Short-term investments	581,769	14,510
Long-term investments	156,207	31,232
Cash and cash equivalents and investments, net	1,091,660	402,074
Convertible notes, principal amount	(690,000)	—
Total cash and cash equivalents and investments, net of convertible notes	$401,660	$402,074